A. O. Smith Corporation — Script

Conference Call

April 2, 2004 at 10:00 a.m. Eastern Time

(Craig makes introduction)

Good morning ladies and gentlemen and thank you for joining us on this conference call. With me this morning participating in the call are Bob O’Toole, Chairman and Chief Executive Officer; Paul Jones, President and Chief Operating Officer, Ken Krueger, Chief Financial Officer; and John Kita; Treasurer and Controller.

Before we begin with Ken’s remarks I would like to remind you that some of the comments that will be made during this conference call, including answers to your questions, could constitute forward-looking statements. These forward-looking statements are subject to risks that could cause actual results to be materially different. Those risks include, among others, matters that we have described in this morning’s press release.

Ken will now make a few opening comments and then we’ll take your questions.

Ken ...

Thank you Craig.

Good morning everyone. This morning we lowered our estimate for first quarter earnings to approximately $.36 per share, which compares with our previous projection of about $.46 per share. In addition, we are now projecting full year earnings to range between $1.90 and $2.00 per share. At our last conference call in mid January we had forecast full-year earnings to range between $2.20 and $2.40 per share.

In January, we had indicated concern over emerging raw material cost increases – particularly for steel. We also mentioned that a major OEM customer experienced a sales set back that would result in a reduction in air conditioning motor sales in 2004. Sales to the OEM customer are tracking more or less as expected. Unfortunately, raw material cost pressures have significantly increased since that time. In January steel vendors were quoting surcharges of approximately $30 per ton. More recently steel costs have been very volatile with market indications of surcharges of $100 per ton or more.

In addition to these issues, the company’s Water Systems business suffered manufacturing inefficiencies, increased logistics costs and an inventory adjustment in the first quarter due to multiple conversion programs. These programs included conversion of the residential water heater products to meet new efficiency standards, a standardization of the A.O. Smith and State residential product lines, relocation of production between the Ashland City and McBee plants and an information systems conversion. These programs have particularly affected the Ashland City plant in Tennessee. Production levels declined significantly in January due to these conversions, despite an increase in manpower and overtime. Production levels have now nearly been restored to pre-conversion levels and during the next six to eight weeks we intend to maintain this production level while reducing manpower requirements and overtime expense.

The ten cent decline in our first quarter earnings, compared to our prior estimate, is equivalent to approximately $5 million before taxes. This drop was due to the steel costs and conversion issues.

We have announced price increases to offset the higher steel costs in both the Motor and Water Heater businesses, but these price increases will not have an impact until the latter half of the second quarter. We will continue to monitor steel, copper, freight and other costs and initiate price increases when necessary.

Operating issues related to the conversion programs at Water Systems will moderate as the second quarter progresses but aren’t expected to be eliminated until quarter-end.

The combined effect of the higher steel costs and conversion programs are the primary reasons for the change in second quarter earnings expectations. Earnings are expected to range between $.50 and $.54 per share compared with the $.67 per share earned in the second quarter last year.

We believe these operating difficulties will be behind us as we enter the second half of the year, and that raw material cost pressures will be neutralized by price increases. However, as a result of the reduction to the first and second quarters, we have lowered our full year estimate to a range of between $1.90 and $2.00 per share.

Craig Speaks

A.O. Smith will report first quarter results on Thursday April 15th and will host a conference call at 10:00 eastern time that morning. That completes our opening remarks and we are now ready to take your questions. Operator…..

Q&A

(Bob or Ken speaks)

Thank you for joining us this morning and we will talk to you again in three weeks.